Exhibit 4.17

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF CORPORATE COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

COMMON UNITS PURCHASE WARRANT
SUMMIT SEMICONDUCTOR, LLC

Warrant Units: As set forth below	Original Issue Date: May 17, 2017

THIS COMMON UNIT PURCHASE WARRANT (the “Warrant”) certifies that, for value received MARCorp Signal, LLC or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth and in the Securities Purchase Agreement between the Company and the purchasers, including the Holder (the “Purchase Agreement”), at any time on or after the Original Issue Date and on or prior to the close of business on the fifth anniversary of the Original Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Summit Semiconductor, LLC, a Delaware limited liability company (the “Company”), up to that number of Common Units equal to the quotient of (x) the aggregate Principal Amount of the Note (as defined below) divided by (y) the Exercise Price (as defined below) (such number of Common Units to be subject to adjustment hereunder, the “Warrant Units”); provided, however, the number of Warrant Units exercisable pursuant to this Warrant shall double in the event the Company does not consummate an initial public offering of the Common Units with a pre-money valuation of at least $50,000,000 and an aggregate capital raise of at least $6,000,000 by October 31, 2017; provided, further, that in the event that the Maturity Date (as defined in the Note) is extended to November 30, 2017, the date that the doubling of the Warrant Units exercisable pursuant to this Warrant shall be extended to November 30, 2017. The purchase price of one Common Unit under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.              Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that Senior Secured Original Issue Discount Convertible Note (the “Note”), dated as of the date hereof, issued by the Company to the Holder pursuant to the Purchase Agreement.

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Section 2.              Exercise.

a)            Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Original Issue Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise form annexed hereto and within three (3) Trading Days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the Common Units thereby purchased by wire transfer to an account designated by the Company or cashier’s check drawn on a United States bank or, if available, pursuant to the cashless exercise procedure specified in Section 2(c) below. If the amount of payment received by the Company is less than the aggregate Exercise Price of the Common Units being purchased, the Holder shall make payment of the deficiency within three (3) Trading Days following notice thereof. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Units available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Units available hereunder shall automatically reduce the outstanding number of Warrant Units purchasable hereunder in an amount equal to the applicable number of Warrant Units purchased. The Holder and the Company shall maintain records showing the number of Warrant Units purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within two (2) Business Days of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Units hereunder, the number of Warrant Units available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)            Exercise Price. The exercise price per Common Unit under this Warrant shall be a price equal to the Conversion Price (as may be adjusted hereunder, the “Exercise Price”).

c)            Cashless Exercise. In connection with a Cashless Exercise, this Warrant shall represent the right to subscribe for and acquire the number of Warrant Units equal to (i) the number of Warrant Units specified by the Holder in its Notice of Exercise (the “Total Number”) less (ii) the number of Warrant Units equal to the quotient obtained by dividing (A) the product of the Total Number and the applicable existing Exercise Price by (B) the Fair Market Value. “Fair Market Value” shall mean: (1) if the Warrant Units are listed on the NYSE MKT (formerly NYSE AMEX), the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the Pink OTC Markets (or any successors to any of the foregoing), the last reported sale price of the Warrant Units on such exchange or Nasdaq on the date for which the determination is being made; or (2) if the Warrant Units are not so listed, “Fair Market Value” shall be determined in good faith by the Board of Directors of the Company.

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d)           Mechanics of Exercise.

i.            Delivery of Certificates Upon Exercise at IPO. If Holder exercises this Warrant in connection with the Company’s initial public offering (the “IPO”), certificates for Common Units purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’ s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Units to or resale of the Warrant Units by the Holder and such Warrant Units have been sold or (B) the Common Units are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is five (5) Trading Days after the latest of (A) the delivery to the Company of the Notice of Exercise, (B) surrender of this Warrant (if required), and (C) payment of the aggregate Exercise Price as set forth above (including by cashless exercise, if permitted) (such date, the “Warrant Unit Delivery Date”). The Warrant Units shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised in accordance with the requirements of the preceding sentence and with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such Common Units, having been paid.

ii.           Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Units, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Units called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.          Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Warrant Units pursuant to Section 2(d)(i) by the Warrant Unit Delivery Date, then the Holder will have the right to rescind such exercise.

iv.          Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise at IPO. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Warrant Units pursuant to an exercise on or before the Warrant Unit Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Common Units to deliver in satisfaction of a sale by the Holder of the Warrant Units which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’ s total purchase price (including brokerage commissions, if any) for the Common Units so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Units that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Units for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Common Units that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder subject to payment of the Exercise Price therefor. For example, if the Holder purchases Common Units having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Common Units with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Common Units upon exercise of the Warrant as required pursuant to the terms hereof.

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v.           No Fractional Common Units. No fractional Common Units shall be issued upon the exercise of this Warrant. As to any fraction of a Common Unit which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round to the nearest whole Common Unit.

Section 3.              Certain Adjustments.

a)            Issuance of Additional Common Units.

i.            Until the Company consummates its IPO, in the event the Company shall issue any Additional Common Units (as defined below), at a price per share less than the Exercise Price then in effect or without consideration, then the Exercise Price upon each such issuance shall be adjusted to that price determined by multiplying the Exercise Price then in effect by a fraction:

(A)        the numerator of which shall be equal to the sum of (x) the number of outstanding Common Units (assuming full exercise, conversion or exchange of all warrants and other securities which are convertible into or exercisable or exchangeable for, and any right to subscribe for, Common Units) immediately prior to the issuance of such Additional Common Units plus (y) the number of Common Units (rounded to the nearest whole Common Unit) which the aggregate consideration for the total number of such Additional Common Units so issued would purchase at a price per share equal to the Exercise Price then in effect, and

(B)         the denominator of which shall be equal to the number of outstanding Common Units (assuming full exercise, conversion or exchange of all warrants and other securities which are convertible into or exercisable or exchangeable for, and any right to subscribe for, Common Units) immediately after the issuance of such Additional Common Units.

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ii.           “Additional Common Units” means all Common Units issued by the Company after the date hereof, except: (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of the Purchase Agreement or issued pursuant to the Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders), (iii) the Warrant Units, and (iv) Common Units issued to the Company’s employees, directors, consultants or advisors pursuant to the Company’s equity incentive plan.

c)            Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a Common Unit, as the case may be. For purposes of this Section 3, the number of Common Units deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Units issued and outstanding.

d)           Notice to Holder.

i.            Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Units and setting forth a brief statement of the facts requiring such adjustment.

ii.           Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend on the Common Units, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Units, (C) the Company shall authorize the granting to all holders of the Common Units rights or warrants to subscribe for or purchase any Common Units of any class or of any rights, (D) the approval of any members of the Company shall be required in connection with any reclassification of the Common Units, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Units are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Units of record to be entitled to such dividend, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or Common Unit exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Units of record shall be entitled to exchange their Common Units for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or Common Unit exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously publicly disclose such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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e)            Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

Section 4.              Transfer of Warrant.

a)            Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer, but only after such transferee agrees to be bound by the provisions of this Agreement. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Units without having a new Warrant issued.

b)            New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Original Issue Date and shall be identical with this Warrant except as to the number of Warrant Units issuable pursuant thereto.

c)            Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)            Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Units issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Units or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

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Section 5.              Miscellaneous.

a)            No Rights as Member Until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a member of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)            Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Units, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)            Authorized Common Units.

The Company will take all action as may be necessary to assure that such Warrant Units may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Units may be listed. The Company covenants that all Warrant Units which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Units in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Operating Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Units upon the exercise of this Warrant and (ii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Units for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body having jurisdiction thereof.

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e)            Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

f)             Restrictions. The Holder acknowledges that the Warrant Units acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)            Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder or Company shall operate as a waiver of such right or otherwise prejudice the Holder’s or Company’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If either party willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the other, the first party shall pay to the other party such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the affected party in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)            Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via email or facsimile at the email address or facsimile number set forth on the signature pages attached to the Purchase Agreement at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of email or facsimile transmission, if such notice or communication is delivered via email or facsimile at the email address or facsimile number set forth on the signature pages attached to the Purchase Agreement on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature page attached to the Purchase Agreement.

i)             Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Units, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Units or as a member of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)             Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

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k)            Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Units.

l)             Amendment. This Warrant may be modified or amended or the provisions hereof waived in accordance with the Purchase Agreement. Holder acknowledges and agrees that this Warrant is subject to the Operating Agreement.

m)           Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n)           Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

SUMMIT SEMICONDUCTOR, LLC

By:
Name: Brett Moyer
Title: Chief Executive Officer

NOTICE OF EXERCISE

TO: SUMMIT SEMICONDUCTOR, LLC

(1)           The undersigned hereby elects to purchase Warrant Units of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)           Payment shall take the form of (check applicable box): [ ] lawful money of the United States; or [ ] if permitted the cancellation of such number of Warrant Units as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Units purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)           If in connection with the Company’s IPO, please issue a certificate or certificates representing said Warrant Units in the name of the undersigned or in such other name as is specified below:

The Warrant Units shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

(4)           Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and that the aforesaid Common Units are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such Common Units.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ____________________

Signature of Authorized Signatory of Investing Entity: ___________________________

Name of Authorized Signatory: _____________________________

Title of Authorized Signatory: _______________________

Date: ________________________________

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [________] all of or [________] Common Units of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

____________________________________________________________ whose address is _________________________________________________________________________.

Dated: __________________,  _____________

Holder’s Signature:
Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of limited liability companies and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.